Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC SIGNS CONTRACT MODIFICATION ENABLING COMPLETION OF

THE SECURITY SYSTEM FOR GREEK GOVERNMENT

(SAN DIEGO and McLEAN, VA) April 4, 2007 – SAIC announced it has executed a modification to its contract to deliver a state-of-the-art security system for the Greek government. The security system, known as Command, Control, Communications, Coordination and Integration (C4I), was begun in advance of the 2004 Summer Olympics and deployed during the Games. It is composed of sensors, communications, and command and control software.

“We have reached a mutually beneficial agreement that allows SAIC and its teammates to deliver the final modifications to the C4I system linking the police, fire, ambulance and coast guard departments,” said Ken Dahlberg, SAIC chairman of the Board and chief executive officer. “We’re pleased with this resolution and look forward to continuing cooperation with the Greek Ministry of Public Order to complete the program.”

The contract modification clarifies the parties’ obligations on this large contract, which had fallen into dispute. The original contract price was €259M. The modification, executed on March 29 resulted in a €4M immediate reduction, with the final price to be determined by processes identified in the modification.

“Through very significant efforts for more than a year, we and our customers have produced a well-defined contract modification. We now have a clear path leading to contract completion,” said Donald H. Foley, the SAIC executive vice president involved directly in the negotiation of the modification.

Last week’s modification to the contract provides for SAIC, with its subcontractors, to deliver enhanced command and control software, as well as upgraded coast guard boat video and port security subsystems over a schedule ending in calendar 2008 to meet the post-Olympic needs of the Greek State. In addition, SAIC, with its subcontractors, will provide maintenance of the subsystems for a period of up to five years following subsystem acceptance. In turn, within 70 days of the modification signing, the Greek government will accept the already completed 20 subsystems at a maximum reduction of €7M from the original contract price. Additionally, the Greek government will make a €26M payment in approximately 30 days to compensate SAIC for previously performed work.

SAIC had initiated arbitration of the dispute before the International Chamber of Commerce while continuing to negotiate the modification. With the signature of the modification last week, the ICC arbitration proceeding between the parties was dismissed.

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With more than 44,000 employees in over 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $7.8 billion for its fiscal year ended January 31, 2006.

SAIC: FROM SCIENCE TO SOLUTIONS™

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s final prospectus relating to its initial public offering, and such other filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Ron Zollars, San Diego	Melissa Koskovich, McLean

	858/826-7896	703/676-6762

	zollarsr@saic.com	koskovichm@saic.com